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                                                                      EXHIBIT 23


                             ACCOUNTANTS' CONSENT


The Board of Directors
SPACEHAB, Incorporated and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 333-3634, 333-3636, 333-3638, 333-36779, 333-43159, and 333-43181) on Form S-8
and the registration statement (No. 333-43221) on Form S-3 of SPACEHAB, Incorporated and subsidiaries of our report dated August 31, 2000, relating to the consolidated balance sheets of SPACEHAB, Incorporated and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of SPACEHAB, Incorporated and subsidiaries.


                                                   /s/ KPMG LLP


McLean, Virginia
September 11, 2000